
                                                 Bancorp Hawaii, Inc.
               Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                                        Nine Months Ended September 30



                                                                 Fully
                                               Primary          Diluted
                                              -----------      -----------
    1995
    ----
    Net Income                                $89,716,000      $89,716,000
                                              ===========      ===========

    Daily Average Shares Outstanding           41,730,453       41,730,453
    Shares Assumed Issued for Stock Options       339,939          380,520
                                              -----------      -----------
                                               42,070,392       42,110,973
                                              ===========      ===========

    Earnings Per Common Share and
      Common Share Equivalents                      $2.13            $2.13
                                              ===========      ===========


    1994
    ----
    Net Income                               $100,514,000     $100,514,000
                                             ============     ============

    Daily Average Shares Outstanding           42,425,784       42,425,784
    Shares Assumed Issued for Stock Options       518,044          518,044
                                             ------------     ------------
                                               42,943,828       42,943,828
                                             ============     ============

    Earnings Per Common Share and Common
       Share Equivalents                            $2.34            $2.34
                                             ============     ============
/TABLE
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